EXHIBIT 99.1

Citizens Holding Company Increases Cash Dividend to $.19 per Share

PHILADELPHIA, Miss.—(BUSINESS WIRE)—December 4, 2007—Citizens Holding Company (NASDAQ: CIZN—news) announced today that its Board of Directors declared a cash dividend of $0.19 per share payable December 31, 2007, to shareholders of record as of December 14, 2007.

“I am proud today to announce an increase in our fourth quarter 2007 dividend to $0.19 per share as opposed to the $0.18 per share in the previous quarters of 2007. This also represents an increase of 5.6% over the $0.18 per share paid in the fourth quarter of 2006,” said Greg L. McKee, President and Chief Executive Officer. “The payment of this divided will bring the total dividends paid in 2007 to $0.73, a 5.8% increase over the $0.69 paid in 2006.”

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has twenty-one full service banking locations in nine counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, www.citizensholdingcompany.com.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com